EXHIBIT (4)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	2,000,000 Units
CUSIP 59021W 34 0	(Each Unit representing $10 original public offering price per Note	)

MERRILL LYNCH & CO., INC.

Long Short Notes Linked to the

Long Short Index – Series III due January 30, 2006

(the “Notes”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the Redemption Amount, if any, as defined below, on January 30, 2006 (the “Stated Maturity”).

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Long Short Notes Linked to the Long Short Index – Series III due January 30, 2006.

Interest

The Company shall pay interest on the Notes at a rate of 2.5% per year on each $10 principal amount represented by this Note from and including June 29, 2004 or from the most recent Interest Payment Date (as defined below) for which interest has been paid or provided for, to but excluding the Stated Maturity or Early Redemption Date (as defined below), as applicable. Interest on the Notes shall be paid in cash semiannually in arrears on January 30 and July 30 of each year, beginning July 30, 2004 (each such date being an “Interest Payment Date”), and on the Stated Maturity or Early Redemption Date, as applicable. The Company shall pay interest to the persons in whose names the Notes are registered at the close of business on the immediately preceding January 15 and July 15, respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption, the final payment of interest shall be paid to the person to whom the Company pays the Redemption Amount. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, that interest payment shall be made on the next Business Day and no additional interest shall accrue as a result of the delayed payment.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Payment at Maturity

The “Redemption Amount” with respect to each Unit of this Note will be determined by the Calculation Agent (as defined below) and equals:

$10.00 x	(	Ending Value	)
Starting Value

The Starting Value equals 100.00. The Ending Value shall be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Calculation Agent”) and shall equal the average, arithmetic mean, of the closing levels of the Composite Index (as defined below) determined on each of the first five Calculation Days during the Calculation Period (each as defined below). If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value shall equal the average, arithmetic mean, of the closing levels of the Composite Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value shall equal the closing level of the Composite Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing level of the Composite Index determined on the last scheduled Index Business Day (as defined below) in the Calculation Period regardless of the occurrence of a Market Disruption Event (as defined below) on that Index Business Day.

The “Composite Index” is an index consisting of a leveraged long position in the ten stocks having the highest dividend yield in the Dow Jones Industrial Average (each, a “Basket Stock”) as reconstituted by the American Stock Exchange (the “AMEX”) on the second Index Business Day prior to June 23rd in each year (each an “Anniversary Date”) and short positions in two equity sector indices (each, a “Select Sector Index” and together, the “Select Sector Basket”). The Basket Stocks and the two indices composing the Composite Index are referred to as “Index Components”. The “Select Sector Basket” is comprised of the Consumer Discretionary Select

Sector Index and the Financial Select Sector Index, each as published by Standard & Poor’s. A fixed factor (the “Multiplier”) has been determined for each Index Component by multiplying the weight for each Index Component by 100 and dividing the result by the relevant closing value for such Index Component. Except as described in the next sentence, the Multipliers will not be revised, except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any Index Component in the event such Index Component is changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the value of such Index Component had those changes or modifications not been made. The Multipliers for the Basket Stocks shall be recalculated by the AMEX on each Anniversary Date so that the Multiplier for each Basket Stock will equal the number of shares of each Basket Stock, based upon the closing market price determined by the AMEX of the Basket Stock on the Anniversary Date, so that each Basket Stock represents approximately an equal percentage of the Composite Index on the applicable Anniversary Date. For each Index Component, the initial symbol, weight, closing value, Multiplier and Composite Index level are shown below.

Index Components	Symbol	Weight	Closing Value	Multiplier	Composite Index Points
Altria Group, Inc.	MO	15%	48.47	0.309470	15
Citigroup Inc.	C	15%	47.24	0.317528	15
E.I. du Pont de Nemours and Company	DD	15%	44.40	0.337838	15
Exxon Mobil Corporation	XOM	15%	45.46	0.329960	15
General Electric Company	GE	15%	33.42	0.448833	15
General Motors Corporation	GM	15%	48.26	0.310816	15
J.P. Morgan Chase & Co.	JPM	15%	37.62	0.398724	15
Merck & Co., Inc.	MRK	15%	47.81	0.313742	15
SBC Communications Inc.	SBC	15%	24.25	0.618557	15
Verizon Communications Inc.	VZ	15%	35.45	0.423131	15
Consumer Discretionary Select Sector Index	IXY	-25%	319.42	-0.078267	-25
Financial Select Sector Index	IXM	-25%	285.86	-0.087455	-25

If on any date the closing level of the Composite Index is equal to or less than 50.00, the Notes shall be redeemed on the fifth Business Day following such date (the “Early Redemption Date”). The amount of the cash payment paid with respect to each Unit upon any such Early Redemption Date shall be equal to the Redemption Amount, provided, however, the Ending Value shall equal the average of the closing levels of the Composite Index on the two Index Business Days immediately succeeding the date the closing level of the Composite Index was less than or equal to 50.00, and further provided that if a Market Disruption Event occurs on either date and if there is only one Calculation Day, the Ending Value shall be determined on such Calculation Day. If a Market Disruption Event occurs on both dates, the Ending Value shall be determined using the closing level of the Composite Index on the second Index Business Day following the date the closing level of the Composite Index was less than or equal to 50.00, regardless of the occurrence of a Market Disruption Event on such date.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day prior to the Stated Maturity to and including the second scheduled Index Business Day prior to the Stated Maturity.

“Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means a day on which each of the Index Components comprising the Select Sector Basket or any Successor Index (as defined below) is calculated and published and which is also a Business Day.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

Adjustments to the Index Components; Market Disruption Events

If at any time either the AMEX or Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (each an “Index Publisher”), makes a material change in the formula for or the method of calculating the Composite Index or either Select Sector Index (collectively, the “Published Indices”), respectively, or in any other way materially modifies a Published Index so that the Published Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Published Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Composite Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to each Published Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Published Index, as so adjusted. Accordingly, if the method of calculating the Published Index is modified so that the value of the Published Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the Published Index in order to arrive at a value of the Published Index as if it had not been modified, e.g., as if the split had not occurred.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in 20% or more of the Basket Stocks or the Select Sector Basket or the stocks which comprise any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to a Select Sector Index, or any Successor Index, which are traded on any major U.S. exchange.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and

(2)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under New York Stock Exchange (“NYSE”) Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Discontinuance of the Composite Index

If either Index Publisher discontinues publication of its respective Published Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to its respective Published Index (a “Successor Index”), then, upon the Calculation Agent’s notification of its determination to the Trustee (as defined below) and the Company, the Calculation Agent will substitute the Successor Index as calculated by the Index Publisher or any other entity for the Published Index and calculate the closing value as described above under “Payment at Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of the Notes.

In the event that an Index Publisher discontinues publication of a Published Index and:

•	the Calculation Agent does not select a Successor Index, or

•	the Successor Index is no longer published on any of the Calculation Days,

the Calculation Agent shall compute a substitute value for the Published Index in accordance with the procedures last used to calculate the Published Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Published Index as described below, the Successor Index or value shall be used as a substitute for the Published Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of a Published Index before the Calculation Period and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value, or

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The

Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

A “Business Day” solely for the purposes of the section under the heading “Discontinuance of the Composite Index” means a day on which the NYSE, the AMEX and the Nasdaq National Market are open for trading.

General

This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Notes, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

The Notes are not subject to optional redemption by the Company prior to the Stated Maturity.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, shall be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the Stated Maturity of the Notes.

In case of default in payment of the Notes (whether at any Interest Payment Date, the Stated Maturity, Early Redemption Date or upon acceleration), from and after such date of default the Notes shall bear interest, payable upon demand of the Holders thereof, at the rate of 1.25% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be of the Securities at the time Outstanding, of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future

Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount with respect to this Note and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate original public offering price, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This Note shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate original public offering price, in denominations of a single Unit and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

The Company and the Holder of a Note by acceptance hereof hereby agree (in absence of an administrative determination or judicial ruling to the contrary) to characterize and treat each Note for all tax purposes as an investment unit consisting of the following components: (i) a debt instrument of the Company with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Notes and bearing stated interest at the stated interest rate for the Notes and (ii) a cash-settled forward contract pursuant to which the holder agrees to use the principal payment due on the debt instrument to make a payment to the Company in exchange for the right to receive a payment of the Redemption Amount at maturity.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 29, 2004

CERTIFICATE OF AUTHENTICATION	MERRILL LYNCH & CO., INC.
This is one of the Securities of the series
designated therein referred to in the
within-mentioned Indenture.
[Copy of Seal]

JPMorgan Chase Bank, as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer	Secretary